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Exhibit 16.1

March 15, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CIBER, Inc. and, under the date of February 6, 2004, except as to note 20, which is as of March 1, 2004, we reported on the consolidated financial statements of CIBER, Inc. as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003. On March 10, 2004, our appointment as principal accountants was terminated. We have read CIBER, Inc.'s statements included under Item 4 of its Form 8-K dated March 15, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with CIBER, Inc.'s statement that the audit committee of the board of directors approved the appointment of and has engaged Ernst & Young LLP. Additionally, we are not in a position to agree or disagree with CIBER, Inc.'s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on CIBER, Inc.'s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

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  Exhibit 16.1